Exhibit 99.1

TARGETED GENETICS CORPORATION REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS

SEATTLE, Wash., November 16, 2009 – Targeted Genetics Corporation (NASDAQ: TGEN) today announced its financial results for the third quarter ended September 30, 2009.

For the quarter ended September 30, 2009, the Company reported net income of $671,000, or $0.03 per common share, compared to a net loss of $2.7 million, or $0.13 per common share, for the third quarter of 2008. These results reflect the September 2009 sale and license of certain assets, including manufacturing technologies and adeno-associated viral vector (AAV) technologies to Genzyme Corporation. For the nine-month period ended September 30, 2009, the Company reported net income of $6.2 million, or $0.30 per common share reflecting earnings from the Genzyme transaction combined with the June 2009 termination of the Company’s Bothell facility lease and revenue the Company recognized in the first half of 2009 in connection with its delivery of MYDICAR® product candidate to its partner Celladon Corporation.

Revenue for the third quarter of 2009 rose to $3.7 million, compared to $1.7 million for the same quarter in 2008, as a result of revenue earned from the sale and license of manufacturing and AAV technologies to Genzyme. This increase in third quarter revenue was offset, in part, by reduced revenue from the Celladon heart failure collaboration as we completed the manufacture of the MYDICAR® product candidate in the second quarter of 2009 and, in part, by lower 2009 revenue generated by the NIAID-funded HIV/AIDS vaccine project. Revenue increased to $9.1 million for the nine months ended September 30, 2009, from $6.5 million for the same period in 2008, primarily as the result of revenue earned for the transfer of manufacturing technologies and other AAV vector technology under the Genzyme asset purchase agreement, as well as increased revenue generated by both pre-manufacturing and manufacturing efforts in our Celladon collaboration. This increase in revenue was partially offset by decreases in year-to-date 2009 revenue for the HIV/AIDS vaccine project, as 2008 results included revenue from a vaccine product candidate manufacturing campaign and higher vaccine project pass-through costs.

Research and development expenses for the third quarter of 2009 decreased to $1.5 million, compared to $3.2 million for the same quarter in 2008. Research and development expenses for the nine months ended September 30, 2009, decreased to $5.5 million, compared to $11.3 million for the same period in 2008. The decreases in both periods reflect lower costs for support of the Celladon heart failure program and lower outside services and lab supplies under our NIAID-funded HIV/AIDS vaccine subcontract. For the nine month period, research and development expenses were also lower in 2009, compared to 2008, reflecting lower employee costs and lower clinical trial costs as the Company completed most of its Phase 1/2 inflammatory arthritis program clinical trial by mid-2008.

General and administrative expenses for the third quarter of 2009 increased to $1.4 million, compared to $1.2 million same quarter in 2008. General and administrative expenses for the nine months ended September 30, 2009, decreased to $3.7 million, compared to $4.9 million for the same period in 2008. The increase for the third quarter, compared to the prior year third quarter, primarily reflects management incentive bonuses earned with the successful execution of the Genzyme transaction and higher legal costs associated with the Genzyme transaction offset, in part, by lower employee costs resulting from reductions in force and lower intellectual property costs resulting from our return of licensed patent rights and cessation of prosecution of patents that were not specific to our current development program efforts. The decrease in general and administrative expenses for the nine month period primarily reflects lower intellectual property costs, lower employee costs, lower stock-based compensation charges and lower shareholder annual meeting-related costs partially offset by the management incentive bonuses earned in the third quarter of 2009.

The Company’s cash balance was $4.0 million at September 30, 2009, compared to $5.2 million at December 31, 2008. “We believe that our current financial resources, together with up to an additional $3.5 million in installments payable upon completion of specified Genzyme transfer plan deliverables, will be adequate to fund operations through 2010,” said Susan Robinson, president and chief executive officer of the Company. “We continue to explore opportunities to maximize the value of our business and assets.”

About Targeted Genetics Corporation

Targeted Genetics Corporation is a biotechnology company committed to the development and commercialization of innovative therapies for the prevention and treatment of diseases with significant unmet medical need. To learn more about Targeted Genetics, visit Targeted Genetics’ website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements, including statements regarding the Company’s liquidity and financial resources and its ability to fund ongoing and future operations, its business and product development capabilities and strategies. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those expected or implied by the forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that the Company will not receive the cash it expects to receive from delivery of certain program deliverables to Genzyme, and factors described in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2009, filed today with the Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. The Company undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company’s expectations.

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Investor and Media Contact:

Stacie D. Byars on behalf of Targeted Genetics Corporation

Phone: 206.660.2588

SOURCE: Targeted Genetics

TARGETED GENETICS CORPORATION

(in thousands, except per share information)

	Quarter ended September 30,		Year-to-date ended September 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statement of Operations Information:
Revenue:
Collaborative agreements	$3,711	$1,742	$9,094	$6,478

Total revenue	3,711	1,742	9,094	6,478

Operating expenses:
Research & development	1,515	3,192	5,526	11,294
General & administrative	1,352	1,224	3,749	4,865
Restructure charges	115	196	(6,424)	597

Total expenses	2,982	4,612	2,851	16,756

Loss from operations	729	(2,870)	6,243	(10,278)

Investment income	—	53	12	251
Other income	—	79	—	79
Loss on disposal of property and equipment	(58)	—	(58)	—
Gain on debt restructure	—	77	—	77

Net (loss) income	$671	$(2,661)	$6,197	$(9,871)

Net (loss) income per common share	$0.03	$(0.13)	$0.30	$(0.50)

Shares used in computation of net (loss) income per common share	20,652	20,002	20,535	19,906

TARGETED GENETICS CORPORATION

(in thousands)

	September 2009	December 31, 2008
	(unaudited)
Balance Sheet Information:
Cash and cash equivalents	$3,974	$5,216
Other current assets	260	449
Property and equipment, net	296	1,285
Other assets	—	200

Total assets	$4,530	$7,150

Current liabilities	$1,410	$3,986
Long-term obligations and other liabilities	387	6,936
Shareholders’ equity	2,733	(3,772)

Total liabilities and shareholders’ equity	$4,530	$7,150